PROSPECTUS	Pricing Supplement No. 4240
Dated May 17, 2005	Dated October 18, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Trade Date:	October 18, 2005
Settlement Date (Original Issue Date):	October 21, 2005
Maturity Date:	October 21, 2010
Principal Amount (in Specified Currency)	U.S.$ 1,000,000,000
Price to Public (Issue Price):	100.00%
Agent's Discount or Commission:	0.250%
Net Proceeds to Issuer (in Specified Currency):	U.S.$ 997,500,000
Interest Rate: Interest Calculation: ■ Regular Floating Rate  Inverse Floating Rate  Other Floating Rate
Interest Rate Basis:	LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus)	Plus 0.10%
Index Maturity:	Three Months
Spread Multiplier:	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each January 21, April 21, July 21 and October 21 of each year, commencing January 21, 2006 and ending on the Maturity Date.
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 0.10%.
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date.
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 4240
Dated October 18, 2005
Rule 424(b)(3)-Registration Statement
No.333-123085

Clearance and Settlement:

___	DTC Only.

X

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement).

___

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___	Euroclear and Clearstream, Luxembourg only.

CUSIP No.: 36962GS70

ISIN: US36962GS701

Common Code: 023355582

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
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Pricing Supplement No. 4240
Dated October 18, 2005
Rule 424(b)(3)-Registration Statement
No. 333-123085

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Official List of the UK Listing Authority and an application has been made for the Notes to be admitted to trading on the London Stock Exchanges Gilt Edged and Fixed Interest Market

_X_ Not listed on the Official List of the UK Listing Authority

Additional Information:

General.

At June 30, 2005, the Company had outstanding indebtedness totaling $346.445 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2005, excluding subordinated notes payable after one year was equal to $345.672 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

		Year Ended December 31,			Six Months Ended June 30, 2005
2000	2001	2002	2003	2004
	(Restated)	(Restated)	(Restated)	(Restated)
1.52	1.73	1.66	1.86	1.89	1.72
				(Floating Rate)
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				Pricing Supplement No. 4240
				Dated October 18, 2005
				Rule 424(b)(3)-Registration Statement
				No. 333-123085

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.250% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Morgan Stanley & Co. Incorporated	$ 323,400,000
Lehman Brothers Inc.	323,300,000
UBS Securities LLC	323,300,000

Co-Managers:
Loop Capital Markets, LLC	$ 10,000,000
Samuel A. Ramirez & Co. Inc.	10,000,000
SBK-Brooks Investment Corp.	10,000,000

Total	$1,000,000,000

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.